Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AquaVenture Holdings Limited:

We consent to the use of our report dated March 11, 2019, with respect to the consolidated balance sheets of AquaVenture Holdings Limited (formerly known as AquaVenture Holdings, LLC) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated by reference herein.

Our report dated March 11, 2019, on the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue from contracts with customers for each of the years in the three-year period ended December 31, 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Tampa,  Florida

March 11, 2019